Exhibit 99.2

BIOLASE Inc. Announces Closing of $4.5 Million

Underwritten Public Offering

of Series H Convertible Redeemable Preferred Stock and Warrants

Lake Forest, Calif., May 26, 2023 – BIOLASE, Inc. (NASDAQ: BIOL) (“BIOLASE” or the “Company”), a global leader in dental lasers, today announced the closing of its previously announced underwritten public offering of 175,000 units (the “Units”), with each Unit consisting of one share of BIOLASE’s Series H Convertible Redeemable Preferred Stock, par value $0.001 per share, with a liquidation preference of $50.00 per share (the “Series H Convertible Preferred Stock”), and one warrant (the “Warrants”) to purchase one-half of one (0.50) share of Series H Convertible Preferred Stock.

The purchase price for one Unit was $26.00, which reflects the issuance of the Series H Convertible Preferred Stock with an original issue discount. The Series H Convertible Preferred Stock has a term of two (2) years and is convertible at the option of the holder at any time into shares of BIOLASE common stock at a conversion price of $0.1398.

Dividends on the Series H Convertible Preferred Stock will be paid, if and when declared by the Board of Directors, in-kind (“PIK dividends”) in additional shares of Series H Convertible Preferred Stock based on the stated value of $50.00 per share at a dividend rate of 20.0%. The PIK dividends will be a one-time payment payable to holders of the Series H Convertible Preferred Stock of record at the close of business on the one-year anniversary of the closing date of the offering.

The Warrants have a term of two (2) years. Each Warrant has an exercise price of $13.00 (50.0% of the public offering price per Unit) per one-half of one share of Series H Convertible Preferred Stock, is exercisable for one-half of one (0.5) share of Series H Convertible Preferred Stock and is immediately exercisable.

Lake Street Capital Markets, LLC and Maxim Group LLC acted as joint bookrunners for the offering.

The gross proceeds to BIOLASE from the offering, before underwriting discounts and commissions and offering expenses, are expected to be approximately $4.5 million. BIOLASE intends to use the net proceeds from the offering for working capital and for general corporate purposes.

A registration statement on Form S-1 (File No. 333-271660) relating to the securities being offered was previously filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”) on May 24, 2023. The offering was made only by means of a prospectus that forms a part of the registration statement. The final prospectus relating to the offering was filed with the SEC on May 25, 2023 and is available on the SEC’s website, located at www.sec.gov. Alternatively, copies of the prospectus may be obtained from Lake Street Capital Markets, LLC, Attn: Syndicate Department, 920 Second Avenue South, Suite 700, Minneapolis, MN 55402, by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 266 actively patented and 25 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. From 1998 through December 31, 2022, BIOLASE has sold over 45,500 laser systems in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Forward Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding, the expected use of proceeds from the offering. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, those risks and uncertainties that are described in the “Risk Factors” section of BIOLASE’s registration statement on Form S-1 (File No. 333-271660), our Annual Report on Form 10-K for the year ended December 31, 2022, and other filings made by BIOLASE with the SEC. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

Investor Relations:

EVC Group, Inc.

Michael Polyviou/Todd Kehrli

(732) 232-6914

mpolyviou@evcgroup.com; tkehrli@evcgroup.com